Exhibit 99.1

NEWS

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE
Christopher W. Wolf
Executive Vice President and Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Susan Gear
Executive Director, Marketing
(727) 579-5452

CATALINA MARKETING APPOINTS L. DICK BUELL
AS CHIEF EXECUTIVE OFFICER AND DIRECTOR

ST. PETERSBURG, Fla., March 16 — Catalina Marketing Corporation (NYSE: POS) today announced the appointment of L. Dick Buell, 53, as chief executive officer and member of the company’s board of directors.

Dick Buell has more than 22 years of experience in the consumer packaged goods industry with a significant focus on executive management, strategic development and marketing. His background includes experience as chief operating officer of Foodbrands America, Inc. and chief executive officer of Griffith Laboratories, Inc., as well as executive marketing and strategy positions at Kraft Inc. Earlier, Mr. Buell gained a strong foundation in strategic management at McKinsey & Company.

During his ten years as chief executive officer at Griffith Laboratories, Inc., a global food ingredient company, Mr. Buell demonstrated consistent success in achieving profitable revenue growth. At Foodbrands America Inc., a division of Tyson Foods, he served as the president and chief operating officer of the operating divisions. Additionally, Mr. Buell led and directed the marketing activities for all of the grocery product groups as vice president of marketing and vice president of strategy and development at Kraft Inc.

“Catalina Marketing’s board of directors has been searching for a candidate with significant prior experience as a chief executive officer and who also has marketing experience in the consumer packaged goods industry. We are delighted Dick has the business and industry experience we have been seeking. We are pleased to welcome him now to lead this company.” said Frederick Beinecke, chairman of the board of Catalina Marketing Corporation.

Mr. Buell succeeds Michael O’Brien, one of the company’s founders and a former chairman and chief executive officer of the company, who has served as interim chief executive officer since November. Mr. O’Brien will remain available to the company as a consultant.

“I want to thank Mike O’Brien for filling the position of interim chief executive officer for the past several months. We greatly appreciate the leadership and direction he has provided during this difficult time,” continued Mr. Beinecke.

Mr. Buell’s appointment as chief executive officer and director is effective immediately.

Mr. Buell said, “Catalina Marketing was established on entrepreneurial, forward-thinking principles which it still personifies today as the leader in behavior-based marketing. I look forward to working with the senior management team to build on this solid foundation.”

POS Announces Dick Buell as Chief Executive Officer

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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